Exhibit 23.4

James A Turner, P.Geo., President

BlueMap Geomatics Ltd. (641640 BC Ltd.)

14149 17 A Avenue

Surrey B.C.

V4A 6R8

April 7, 2006

SEC

Attention: Richard R. Walters

Dear Sir:

Little Squaw Gold Mining Company

3412 S Lincoln Dr.

Spokane, Washington, USA.

99203-1650

STRUCTURAL AND LITHOLOGICAL FEATURES OBSERVED FROM AN AIR PHOTO MOSAIC

Re:  Report for the Chandalar Project, Chandalar, Alaska: report for Little Squaw gold Mining Company: by James A. Turner. P.Geo.,  March 6, 2003.

I hereby consent to the reference to my name in material related to the Chandalar Project in the Chandalar District, Alaska, USA.

I do not have any reason to believe that there are any misrepresentations in the information derived from the Little Squaw data or my technical report or that the written disclosure contains any misrepresentations of the information contained in the technical report.

This letter is solely for the information of the securities commission to which it is addressed and is only to be referred to in whole or in similar documents and is not to be relied upon for any other purpose.

Reg. No. 19843 Association of Professional Engineers and Geoscientists of British Columbia, CANADA.